Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of May 15, 2006

by and between

COMMUNITY BANCORP INC.

and

FIRST COMMUNITY BANCORP

TABLE OF CONTENTS

RECITALS

ARTICLE I

CERTAIN DEFINITIONS

1.01.	Certain Definitions	2

ARTICLE II

THE MERGER

2.01.	The Merger	10
2.02.	Effective Time	11

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01.	Effect on Capital Stock	12
3.02.	Rights as Stockholders; Stock Transfers	12
3.03.	Exchange Procedures	12

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01.	Forbearances of the Company	15
4.02.	Forbearances of Parent	18

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01.	Disclosure Schedules	19
5.02.	Representations and Warranties of the Company	19
5.03.	Representations and Warranties of Parent	34

ARTICLE VI

COVENANTS

6.01.	Reasonable Best Efforts	39
6.02.	Stockholder/Shareholder Approval	39

i

6.03.	Registration Statement; Joint Proxy Statement; Change of Recommendation	40
6.04.	Press Releases	42
6.05.	Access; Information	42
6.06.	Acquisition Proposals	43
6.07.	Certain Policies	44
6.08.	Regulatory Applications	44
6.09.	Indemnification; Director’s and Officer’s Insurance	45
6.10.	Benefit Plans	46
6.11.	Non-Solicitation Agreements; Offer Letters	48
6.12.	Notification of Certain Matters	48
6.13.	Covenant Relating to the Tax Status of the Agreement	48
6.14.	Human Resources Issues	48
6.15.	Third-Party Agreements	48
6.16.	Stockholder Agreements	49
6.17.	Additional Agreements	49
6.18.	Pre-Closing Adjustments	50
6.19.	Company Stock Options; Company Awards	50
6.20.	Election to Parent’s Board of Directors	51
6.21.	Updated Company Disclosure Schedule	51
6.22.	Closing Financial Statements	51
6.23.	Junior Subordinated Debentures	52
6.24.	Nasdaq	52
6.25.	Section 16 Matters	52
6.26.	Transaction Expenses	53
6.27.	Dividends	53

ARTICLE VII		53

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01.	Conditions to Each Party’s Obligation to Effect the Merger	53
7.02.	Conditions to Obligation of the Company	54
7.03.	Conditions to Obligation of Parent	55

ARTICLE VIII

TERMINATION

8.01.	Termination by Mutual Consent	57
8.02.	Termination by Either Parent or the Company	57
8.03.	Termination by the Company	57
8.04.	Termination by Parent	59
8.05.	Effect of Termination and Abandonment	60

ii

ARTICLE IX

MISCELLANEOUS

9.01.	Survival	62
9.02.	Waiver; Amendment	62
9.03.	Counterparts	62
9.04.	Governing Law and Venue	62
9.05.	Expenses	63
9.06.	Notices	63
9.07.	Entire Understanding; No Third Party Beneficiaries	64
9.08.	Effect	64
9.09.	Severability	64
9.10.	Enforcement of the Agreement	64
9.11.	Interpretation	64
9.12.	Assignment	64

EXHIBIT A	Form of Stockholder Agreement
EXHIBIT B	Form of Non-Solicitation Agreement (Directors)
EXHIBIT C	Form of Non-Solicitation Agreement (Executives)

Company Disclosure Schedule

Parent Disclosure Schedule

iii

AGREEMENT AND PLAN OF MERGER, dated as of May 15, 2006 (this “Agreement”), by and between Community Bancorp Inc. (the “Company”), and First Community Bancorp (“Parent”).

RECITALS

A.                                   The Company. The Company is a bank holding company organized under the laws of the State of Delaware and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, having its principal place of business in Escondido, California.

B.                                     Parent. Parent is a bank holding company organized under the laws of the State of California and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, having its principal place of business in Rancho Santa Fe, California.

C.                                     Board Action. The respective boards of directors of Parent and the Company have determined that it is in the best interests of their respective companies and their stockholders or shareholders, as applicable, to consummate the Merger (as defined herein).

D.                                    Intention of the Parties. It is the intention of the parties to this Agreement that the Merger be treated as a “reorganization” under Section 368(a) of the Code (as defined herein).

E.                                      Stockholder Agreements. As a condition to, and simultaneously with, the execution of this Agreement, each Stockholder (as defined herein) is entering into an agreement, in the form of Exhibit A hereto (collectively, the “Stockholder Agreements”), pursuant to which each Stockholder has agreed, among other things, to vote his or her shares in favor of adoption of this Agreement.

F.                                      Non-Solicitation Agreements. As a condition to, and simultaneously with, the execution of this Agreement, each of the directors of the Company (the “Directors”) is entering into a non-solicitation agreement with the Company, in the form of Exhibit B hereto (collectively, the “Non-Solicitation Agreements (Directors)”).

G.                                     Non-Solicitation Agreements. As a condition to, and simultaneously with, the execution of this Agreement, each of Michael Perdue and Gary Youmans (the “Executives”) is entering into a non-solicitation agreement with Parent, in the form of Exhibit C hereto (collectively, the “Non-Solicitation Agreements (Executives)”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01.                        Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.06.

“Adjusted Stockholders’ Equity” has the meaning set forth in Section 7.03(d).

“Advisors” has the meaning set forth in Section 7.03(d).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Agreement of Merger” has the meaning set forth in Section 2.01(b).

“ALL” has the meaning set forth in Section 5.02(t).

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.03.

“Applicable Date” has the meaning set forth in Section 5.02(g).

“Bank Insurance Fund” means the Bank Insurance Fund maintained by the FDIC.

“Bank Merger” has the meaning set forth in Section 2.01(a).

“Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended.

“Benefit Plans” has the meaning set forth in Section 5.02(m).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of California are authorized or obligated to close.

“California Secretary” means the Secretary of State of the State of California.

“Certificate” has the meaning set forth in Section 3.01(a).

“Certificate of Merger” has the meaning set forth in Section 2.01(b).

“CGCL” means the California General Corporation Law.

“Change of Recommendation” has the meaning set forth in Section 6.03.

“Closing Financial Statements” has the meaning set forth in Section 6.22.

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Award” means a right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Benefit Plans or Company Stock Option Plans, other than Company Stock Options.

“Company Bank” means Community National Bank, a national association and wholly-owned Subsidiary of the Company.

“Company Board” means the board of directors of the Company.

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Certificate” means the certificate of incorporation of the Company, as amended.

“Company Common Stock” means the common stock, par value $0.625 per share, of the Company.

“Company Disclosure Schedule” has the meaning set forth in Section 5.01.

“Company Intellectual Property Rights” has the meaning set forth in Section 5.02(x).

“Company Loan Property” has the meaning set forth in Section 5.02(o).

“Company Material Adverse Effect” means any effect, circumstance, occurrence or change that is material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, condition (financial or otherwise) or prospects of the Company; provided, however, that any of the following effects, circumstances, occurrences or changes shall not be considered when determining if a Company Material Adverse Effect has occurred: (i) any change in law, rule or regulation or generally accepted accounting principles or interpretations thereof that applies to both Parent and the Company; (ii) any litigation instituted seeking to enjoin, whether temporarily, preliminarily or permanently, the consummation of the Merger or asserting that (A) the Merger Consideration or Exchange Ratio is not fair to the Company’s shareholders, (B) the Company’s directors or officers breached their fiduciary duties or the requirement to act in good faith as a result of their actions in connection with the approval of or efforts to consummate the Merger, or (C) the Registration Statement or Proxy Statement/Prospectus contained any misstatements of material fact relating to the transactions contemplated by this Agreement, or omitted to state a material fact that was necessary to make the statements therein relating to the transactions contemplated by this Agreement not misleading (so long as the court in any such action has not preliminarily or permanently enjoined the consummation of the Merger and has not rendered a final judgment finding that any such allegations are true); (iii) any action taken by the Company with Parent’s express written consent or any action taken by the Company that the Company was required to take pursuant to the terms of this Agreement (other than those actions that the Company is required to take pursuant to Section 4.01(a) hereof); (iv) any failure, in and of itself, by the Company to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to this clause (iv), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Company Material Adverse Effect pursuant to any other clause of this definition); (v) any expense of the Company arising out of the acceleration of the vesting of Company Stock Options or the lapsing of restrictions with respect to Company Awards as a result of the transactions contemplated by this Agreement in accordance with the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment; or (vi) changes in economic conditions affecting commercial banks generally, except to the extent such changes disproportionately affect the Company.

“Company Meeting” has the meaning set forth in Section 6.02.

“Company Stock Option Plans” means the Company’s 1993 Stock Option Plan, 2003 Stock Option Plan and 2005 Equity Based Compensation Plan, each as amended to date.

“Company Stock Options” means issued and outstanding options to acquire Company Common Stock which were granted under the Company Stock Option Plans.

“Company Recommendation” has the meaning set forth in Section 5.02(e).

“Company Reports” has the meaning set forth in Section 5.02(g).

“Confidentiality Agreement” has the meaning set forth in Section 6.05(e).

“Continuing Employees” has the meaning set forth in Section 6.10(a).

“Contract” or “Contracts” has the meaning set forth in Section 5.02(f).

“Deferred Compensation Programs” has the meaning set forth in Section 6.10.

“Delaware Secretary” means the Secretary of State of the State of Delaware.

“Derivatives Contract” has the meaning set forth in Section 5.02(q).

“DGCL” shall mean the Delaware General Corporation Law.

“Directors” has the meaning set forth in the recitals to this Agreement.

“D&O Insurance” has the meaning set forth in Section 6.09(c).

“Effective Time” has the meaning set forth in Section 2.02.

“Employees” has the meaning set forth in Section 5.02(m).

“Environmental Laws” has the meaning set forth in Section 5.02(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.02(m).

“ERISA Plans” has the meaning set forth in Section 5.02(m).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.03(a).

“Exchange Fund” has the meaning set forth in Section 3.03(a).

“Exchange Ratio” means 0.735, as adjusted as provided herein.

“Executives” has the meaning set forth in the recitals to this Agreement.

“Fair Housing Act” means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Final Index” has the meaning set forth in Section 8.03(d).

“Foothill Reports” means Foothill Independent Bancorp’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005 and Foothill Independent Bancorp’s Current Reports on Form 8-K filed thereafter.

“GAAP” means generally accepted accounting principles in the United States, consistently applied over the period involved.

“Governmental Authority” means any federal, state or local court, governmental, administrative or regulatory authority (including, without limitation, any Regulatory Authorities), agency, commission, body or other governmental entity.

“Hazardous Substance” has the meaning set forth in Section 5.02(o).

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 6.09(a).

“Index” has the meaning set forth in Section 8.03(d).

“Initial Index” has the meaning set forth in Section 8.03(d).

“Insurance Policies” has the meaning set forth in Section 5.02(s).

“IRS” has the meaning set forth in Section 5.02(m).

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, equity, encumbrance or any other encumbrance or exception to title of any kind.

“Maximum Adjustment Price” has the meaning set forth in Section 8.04(e).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Minimum Adjustment Price” has the meaning set forth in Section 8.03(d).

“Multiemployer Plan” has the meaning set forth in Section 5.02(m).

“Nasdaq” means the National Market System of the Nasdaq Stock Market, Inc.

“National Bank Act” means the National Bank Act, as amended.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Non-Solicitation Agreements (Directors)” has the meaning set forth in the recitals to this Agreement.

“Non-Solicitation Agreements (Executives)” has the meaning set forth in the recitals to this Agreement.

“OCC” means the Office of the Comptroller of the Currency.

“Offer Letters” means the offer letters by the Parent executed on the date hereof by the Parent and the Executives.

“Order” has the meaning set forth in Section 7.01(c).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Articles” means the articles of incorporation of Parent, as amended.

“Parent Average Closing Price” means the average of the closing prices of shares of Parent Common Stock quoted on Nasdaq on each of the last fifteen (15) trading days ending on the day which is the second trading day preceding the anticipated date that the Effective Time is to occur (the “Parent Measuring Period”), whether or not trades occurred on those days.

“Parent Board” means the board of directors of Parent.

“Parent Bylaws” means the bylaws of Parent, as amended.

“Parent Common Stock” means the common stock, no par value per share, of Parent.

“Parent Disclosure Schedule” has the meaning set forth in Section 5.01.

“Parent 401(k) Savings Plan” has the meaning set forth in Section 6.10(c).

“Parent Initial Price” means $57.99.

“Parent Material Adverse Effect” means any effect, circumstance, occurrence or change that is material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, condition (financial or otherwise) or prospects of Parent; provided, however, that any of the following effects, circumstances, occurrences or changes shall not be considered when determining if a Parent Material Adverse Effect has occurred: (i) any change in law, rule or regulation or generally accepted accounting principles or interpretations thereof that applies to both Parent and the Company; (ii) any litigation instituted seeking to enjoin, whether temporarily, preliminarily or permanently, the consummation of the Merger or asserting that (A) the Merger Consideration or Exchange Ratio is not fair to Parent’s shareholders, (B) Parent’s directors or officers breached their fiduciary duties or the requirement to act in good faith as a result of their actions in connection with the approval of or efforts to consummate the Merger, or (C) the Registration Statement or Proxy Statement/Prospectus contained any misstatements of material fact relating to the transactions contemplated by this Agreement, or omitted to state a material fact that was necessary to make the statements therein relating to the transactions contemplated by this Agreement not misleading (so long as the court in any such action has not preliminarily or permanently enjoined the consummation of the Merger and has not rendered a final judgment finding that any such allegations are true); (iii) any action taken by Parent with the Company’s express written consent or any action taken by Parent that Parent was required to take pursuant to the terms of this Agreement (other than those actions that Parent is required to take pursuant to Section 4.02(a) hereof); (iv) any failure, in and of itself, by Parent to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to this clause (iv) that the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Parent Material Adverse Effect pursuant to any other clause of this definition); or (v) changes in economic conditions affecting commercial banks generally, except to the extent such changes disproportionately affect Parent.

“Parent Measuring Period” has the meaning set forth in the definition of Parent Average Closing Price.

“Parent Meeting” has the meaning set forth in Section 6.02.

“Parent Preferred Stock” means the preferred stock, no par value per share, of Parent.

“Parent Reports” has the meaning set forth in Section 5.03(g).

“Parent Stock” means, collectively, Parent Common Stock and Parent Preferred Stock.

“Pension Plan” has the meaning set forth in Section 5.02(m).

“Person” means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Professional Fees” has the meaning set forth in Section 7.03(d).

“Prospectus/Proxy Statement” has the meaning set forth in Section 6.03.

“Regulatory Authorities” has the meaning set forth in Section 5.02(i).

“Rights” means, with respect to any Person, the stock options, stock appreciation rights, warrants and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or other instrument the value of which is determined in whole or in part by reference to the market price or value of, any shares of capital stock or any other property or assets of such Person.

“S-4 Registration Statement” has the meaning set forth in Section 6.03.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.02(g).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” and “Shares” has the meaning set forth in Section 3.01(a).

“Stockholder” means each of the individuals or entities who is a stockholder of the Company or shareholder of Parent listed on Schedule I hereto and, to the extent required under the Stockholder Agreements, their respective spouses.

“Stockholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Stockholders’ Equity Measuring Date” has the meaning set forth in Section 7.03(d).

“Subsidiary” means, as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Superior Proposal” has the meaning set forth in Section 6.06.

“Surviving Bank” has the meaning set forth in Section 2.01(a).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) means all federal, state, local and foreign taxes, charges, fees, customs, duties, levies or other assessments, however denominated, including, without limitation, all net income, gross income, profits, gains, gross receipts, sales, use, value added, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment, capital stock or any other taxes, charges, fees, customs, duties, levies or other assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Returns” means any return, amended return or other report (including elections, declarations, forms, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes including, without limitation, any documentation required to be filed with any taxing authority or to be retained in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law.

“Termination Fee” has the meaning set forth in Section 8.05(b).

“Third-Party Intellectual Property Rights” has the meaning set forth in Section 5.02(x).

“Treasury Shares” has the meaning set forth in Section 3.01(c).

“USA Patriot Act” means the USA Patriot Act (Pub. L. No. 107-56).

ARTICLE II

THE MERGER

2.01.                        The Merger. (a)  The Combination. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall merge with and into Parent (the “Merger”) and the separate corporate existence of the Company shall cease. Parent shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and shall continue to exist as a California corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. Immediately after the Merger, the Company Bank will be merged (the “Bank Merger”) with and into First National Bank (the “Surviving Bank”). Upon consummation of the Bank Merger, Michael J. Perdue shall be appointed the Chief Executive Officer of the Surviving Bank. Subject

to the immediately preceding sentence, Parent may, at any time prior to the Effective Time (including, to the extent permitted by applicable Law, after the Company’s stockholders have adopted this Agreement), change the method of effecting the Merger and/or the Bank Merger (including, without limitation, the provisions of this Article II and including, without limitation, by electing not to merge the Company into Parent, but rather merge a Subsidiary of Parent into the Company, and not to merge the Company Bank into a Subsidiary of Parent, if and to the extent it deems such change to be necessary, appropriate or desirable); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration to be paid to holders of Company Common Stock, (ii) adversely affect the Tax treatment of the Company’s stockholders as a result of receiving the Merger Consideration, (iii) materially impede, delay or prevent consummation of the transactions contemplated by this Agreement or (iv) otherwise be materially prejudicial to the interests of the stockholders of the Company.

(b)                                 Filings. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective at the Effective Time. An agreement of merger (the “Agreement of Merger”) shall be filed with the California Secretary and a Certificate of Merger shall be filed with the Delaware Secretary (the “Certificate of Merger”).

(c)                                  Articles of Incorporation and Bylaws. The Parent Articles and the Parent Bylaws as in effect immediately prior to the Effective Time shall be those of the Surviving Corporation.

(d)                                 Directors and Officers of the Surviving Corporation. Subject to Section 6.20, the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Parent immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

(e)                                  Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in § 1107 of the CGCL and § 259 of the DGCL, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Parent shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Parent shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.02.                        Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause the filings contemplated by Section 2.01(b) to be made (i) no later than the third Business Day after such satisfaction or waiver or (ii) on such other date to which the parties may agree in writing. The Merger provided for herein shall become effective upon such filing or filings or on such date as may be specified therein. The “Effective Time” of the Merger shall be the later to occur of the following, or such later time as may be agreed by the parties and specified in the filings:  (i) the Articles of Merger have been filed with the California Secretary and (ii) the Certificate of Merger has been filed with the Delaware Secretary.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01.                        Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of any holder of shares of Company Common Stock:

(a)                                  Outstanding Company Common Stock. Each share of Company Common Stock, excluding Treasury Shares, issued and outstanding immediately prior to the Effective Time (each, a “Share” and, collectively, “Shares”), shall become and be converted into the right to receive that fraction of a share of Parent Common Stock equal to the Exchange Ratio (the “Merger Consideration”). At the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any Shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(b)                                 Outstanding Parent Stock. Each share of Parent Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Stock and shall not be affected by the Merger.

(c)                                  Cancellation of Certain Shares. Any shares of Company Common Stock held by Parent or by the Company, other than those held in a fiduciary capacity or as a result of debts previously contracted (“Treasury Shares”), shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

(d)                                 Company Stock Options and Company Awards. Company Stock Options and Company Awards will be treated in accordance with Section 6.19.

3.02.                        Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company other than to receive the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

3.03.                        Exchange Procedures. (a)  Exchange Agent. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Exchange Agent”), for the benefit of the holders of Shares, certificates representing the shares of Parent Common Stock in exchange for Shares outstanding immediately prior to the Effective Time, deliverable upon due surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.03(g)) pursuant to the provisions of this Article III (such certificates for shares of Parent Common Stock being hereinafter referred to as the “Exchange Fund”).

(b)                                 Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Shares notice advising such holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof, as provided in Section 3.03(g)) and instructions for surrendering the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent. Upon the surrender of a Certificate (or affidavits of loss in lieu thereof as provided in Section 3.03(g)) to the Exchange Agent in accordance with the terms of such transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article III and (y) a check in the amount (after giving effect to any required tax withholdings as provided in Section 3.03(h)) of any cash in lieu of fractional shares, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c)                                  Distributions with Respect to Unexchanged Shares; Voting. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavits of loss in lieu thereof as provided in Section 3.03(g)) is surrendered for exchange in accordance with this Article III. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavits of loss in lieu thereof as provided in Section 3.03(g)), there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(d)                                 Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(e)                                  Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 3.03(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Parent Common Stock based on the Parent Average Closing Price.

(f)                                    Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to Parent. Any holder of Shares who has not theretofore complied with this Article III shall thereafter look only to Parent for delivery of any certificates for shares of Parent Common Stock of such stockholders and payment of any cash in respect thereof payable and/or issuable pursuant to this Agreement upon due surrender of their Certificates (or affidavits of loss in lieu thereof as provided in Section 3.03(g)), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)                                 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(h)                                 Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, such withheld amounts (i) shall be remitted by Parent to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent.

(i)                                     Adjustments. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, redenomination, merger, issuer tender or exchange offer, or other similar transaction, then the Merger Consideration shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01.                        Forbearances of the Company. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as set forth on Schedule 4.01 hereto, without the prior written consent of Parent, the Company will not and will cause its Subsidiaries not to:

(a)                                  Ordinary Course; Material Adverse Effect; Material Adverse Effects on Consummation of Merger. Conduct the business of the Company or any of its Subsidiaries other than in the ordinary and usual course or fail to use its reasonable best efforts to preserve its business organization and assets intact and maintain its rights, franchises, powers and privileges and its existing relations and goodwill with customers, suppliers, creditors, lessors, lessees, employees and business associates, take any action that would adversely affect or delay the ability of the Company or Parent to perform any of their obligations on a timely basis under this Agreement, or take any action that would be reasonably likely to have a Company Material Adverse Effect, or knowingly take any action which is intended, or would reasonably be expected to, materially (i) impede, (ii) delay or (iii) adversely affect the ability of the Company or its Subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement.

(b)                                 Capital Stock. Other than any shares of Company Common Stock issuable in respect of Company Stock Options or Company Awards outstanding on the date hereof, (i) issue, sell, pledge, dispose of, encumber, permit to become outstanding or authorize the creation of any shares of capital stock or any Rights, including pursuant to the Company’s dividend reinvestment plan which the Company has suspended as of the date hereof or (ii) permit any additional shares of capital stock of the Company or any Subsidiary of the Company to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c)                                  Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company and except for quarterly dividends on the Company Common Stock not to exceed $0.125 per share) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(d)                                 Compensation; Employment Agreements; Etc. Enter into, renew or allow to renew automatically, make any new grants of awards under, terminate, amend or otherwise modify any employment, consulting, transition, termination, severance or similar agreements or arrangements with any director, officer, employee or consultant of the Company or any of its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary and usual course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than five percent (5%) or (ii) for other changes that are required by applicable Law. Without limiting the generality of the foregoing, the Company shall not grant or approve the grant of any stock options or Company Awards under the Company Stock Option Plans.

(e)                                  Hiring. Hire any person as an employee of the Company or any of its Subsidiaries or promote any employee, except persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or any such Subsidiary, other than any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $75,000.

(f)                                    Benefit Plans. Enter into, terminate, establish, adopt or amend (except as may be required by applicable Law) any Benefits Plans or take any action to accelerate the vesting, accrual or fund or in any other way secure the payment of or exercisability of stock options, or Company Awards restricted stock or other compensation or benefits payable thereunder. Without limiting the generality of the foregoing, the Company shall not amend or modify any Company Stock Option Plan or enter into, amend or modify any option or award agreement under any Company Stock Option Plan or take any other action which has the effect of increasing the Company’s obligations or liabilities pursuant to any Company Stock Option Plan.

(g)                                 Dispositions. Sell, transfer, lease, license, guarantee, mortgage, pledge, encumber or otherwise create any Lien on, dispose of or discontinue any of its assets, deposits, business or properties (other than sales of loans and loan participations pursuant to Section 4.01(q)) except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries, taken as a whole.

(h)                                 Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person (other than purchases of loans and loan participations pursuant to Section 4.01(q)) except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries, taken as a whole.

(i)                                     Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $25,000 individually or $500,000 in the aggregate.

(j)                                     Governing Documents. Amend the Company Certificate or the Company Bylaws or the organizational documents of any Subsidiary of the Company.

(k)                                  Accounting Methods. Implement or adopt any change in the Company’s book or tax accounting principles, practices or methods, other than as may be required by GAAP, and as concurred in by the Company’s independent public accountants, or as required by Section 6.07 or Section 6.18 of this Agreement.

(l)                                     Contracts. Except with respect to contracts relating to loans or loan participations made in the ordinary and usual course of business consistent with past practice and in accordance with Section 4.01(q), enter into, renew or allow to renew automatically, modify, amend or terminate, make any payment not then required under or waive, release or assign any material right or claims under, any Contract that calls for aggregate annual payments of $25,000 or more and which is not terminable at will or with thirty (30) days or less notice without payment of any amount other than for products delivered or services performed through the date of termination.

(m)                               Claims. Enter into any settlement, compromise or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation to which the Company or any Subsidiary of the Company is or becomes a party after the date of this Agreement, which settlement, compromise, agreement or action involves payment by the Company or any Subsidiary of the Company of an amount that exceeds $50,000 individually or $100,000 in the aggregate and/or would impose any material restriction on the business of the Surviving Corporation or create precedent for claims that are reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.

(n)                                 Adverse Actions. Take any action or omit to take any action that would reasonably be likely to result in (i) any of the Company’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable Law.

(o)                                 Risk Management. Except as required by applicable Law or regulation or the Federal Reserve Board or the OCC, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow the Company’s or its applicable Subsidiary’s existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable efforts to avoid any material increase in the Company’s aggregate exposure to interest rate risk.

(p)                                 Indebtedness. Incur or modify any indebtedness for borrowed money or other liability (other than deposits, federal funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(q)                                 Loans. (i) Make any loan or loan commitment or renewal or extension thereof to any Person which would, when aggregated with all outstanding loans or loan commitments or any renewals or extensions thereof made to such Person and any Affiliate or immediate family member of such Person, exceed $3,000,000 or (ii) purchase or sell any loan or loan participation without submitting a copy of the loan write up containing the information customarily submitted to the Board of Directors or Credit and Loan Committee of the Company or the Company Bank, as applicable, in connection with obtaining approval for such action to the Chief Credit Officer of Parent two (2) full Business Days prior to taking such action; provided that, if Parent objects in writing to such loan or loan commitment or renewal or extension thereof or such purchase or sale within two (2) full Business Days after receiving such loan write up, the Company shall obtain the approval of a majority of the members of the Credit and Loan Committee of the Company or the Company Bank, as applicable, prior to making such loan or loan commitment or renewal or extension thereof or such purchase or sale. The Company shall not forgive any loans to directors, officers or employees of the Company.

(r)                                    Investments. (i) Other than sales of overnight federal funds or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one year or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, the Company or Company Bank may purchase investment securities if, within two (2) Business Days after the Company requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that Parent consent to making of any such purchase, Parent has approved such request in writing or has not responded in writing to such request.

(s)                                  Taxes. Commence or settle any litigation or proceeding with respect to any liability for Taxes, make or change any material express or deemed Tax election, file any amended Tax Return, take any action which is reasonably likely to have a Company Material Adverse Effect on the Tax position of the Company or, after the Merger, which is reasonably likely to have a Parent Material Adverse Effect on the Tax Position of Parent, change any of its methods of reporting income or deductions for Tax purposes or take any other action with respect to Taxes that is outside the ordinary and usual course of business or inconsistent with past practice.

(t)                                    Commitments. Agree or commit to do any of the foregoing.

4.02.                        Forbearances of Parent. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, Parent will not, and will cause each of Parent’s Subsidiaries not to:

(a)                                  Conduct the business of Parent or any of its Subsidiaries other than in the ordinary and usual course or fail to use its reasonable best efforts to preserve its business organization and assets intact and maintain its rights, franchises, powers and privileges and its existing relations and goodwill with customers, suppliers, creditors, lessors, lessees, employees and business associates, or knowingly take any action which is intended, or would reasonably be expected to, materially (i) impede, (ii) delay or (iii) adversely affect the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

(b)                                 Take or omit to take, or agree or commit to take or omit to take, any action that would result in (i) any of Parent’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01.                        Disclosure Schedules. At least two Business Days prior to the date hereof, each of the Company and Parent shall have delivered to the other a schedule (the “Company Disclosure Schedule” and “Parent Disclosure Schedule”, respectively) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.02 or Section 5.03 or to one or more covenants contained in Article IV (provided that any information set forth in any one section of either Disclosure Schedule shall be deemed to apply to each other applicable Section or subsection of such Disclosure Schedule if its relevance to the information called for in such Section or subsection is reasonably apparent on its face).

5.02.                        Representations and Warranties of the Company. Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent:

(a)                                  Organization, Standing and Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company Bank is a national association and its deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by law. Each of the Company and each of its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company has made available to Parent a complete and correct copy of the Company Articles and the Company Bylaws and the organizational documents of its Subsidiaries, each as amended to date. The Company Articles and the Company Bylaws and such organization documents made available to Parent are in full force and effect.

(b)                                 Company Capital Stock. As of the date hereof, the authorized capital stock of the Company consists solely of 10,000,000 shares of Company Common Stock, of which 6,039,080 shares are issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding. As of the date hereof, 547,034 shares of Company Common Stock are issuable upon the exercise of outstanding Company Stock Options and no shares of Company Common Stock are subject to outstanding restricted stock awards. As of the date hereof, no shares of Company Common Stock are held in treasury by the Company or otherwise owned directly or indirectly by the Company or any Subsidiary of the Company. The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Schedule 5.02(b) of the Company Disclosure Schedule sets forth for each Company Stock Option the name of the grantee or holder, the date of the grant, the expiration date, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to such Company Stock Option, the number and type of shares subject to such Company Stock Options that are currently exercisable and the exercise price per share and for each other Company Award the name of the grantee or holder, the date of the grant and the number of shares of Company Common Stock subject to such Company Award. Except as set forth in the preceding sentence, as of the date hereof, there are no shares of Company Common Stock authorized and reserved for issuance, the Company does not have any other Rights issued or outstanding with respect to Company Common Stock, and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights, except pursuant to this Agreement. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. All Shares issuable upon exercise of Company Stock Options or in respect of Company Awards, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and will not be issued in violation of preemptive rights.

(c)                                  Subsidiaries. (i)  Section 5.02(c)(i) of the Company Disclosure Schedule sets forth each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such. The outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of capital stock of any Subsidiary of the Company authorized and reserved for issuance, no such Subsidiary has any other Rights issued or outstanding with respect to such capital stock, and no such Subsidiary has any commitment to authorize, issue or sell any such capital stock or Rights.

(ii)                                  Other than the Subsidiaries of the Company, the Company does not, directly or indirectly, beneficially own any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind.

(d)                                 Corporate Power. The Company and each of its Subsidiaries have all requisite power and authority (corporate and other) to carry on its respective business as it is now being conducted and to own all its respective properties and assets; and the Company has all requisite corporate power and authority and, other than adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby.

(e)                                  Corporate Authority. As of the date hereof, with respect to each of clauses (i), (ii) and (iii) below, the Company’s Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved that such matter be submitted for consideration by its stockholders at a special meeting of such stockholders and that such matter be recommended for approval at such special meeting (the “Company Recommendation”). The Company has duly authorized, executed and delivered this Agreement, and this Agreement is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles. The Company Board has received the opinion of its financial advisor, Keefe, Bruyette & Woods, Inc. to the effect that the Exchange Ratio is fair to such holders from a financial point of view.

(f)                                    Regulatory Approvals; No Violations. (i)  No consents, approvals, permits, authorizations of, or waivers by, or notices, reports, filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company in connection with the execution, delivery and performance by the Company of this Agreement or to consummate the Merger, the Bank Merger and the other transactions contemplated hereby except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC and the OCC, as may be required, (B) the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock and (C) the filing of the Agreement of Merger with the California Secretary and the Certificate of Merger with the Delaware Secretary as described in Section 2.01(b) herein. As of the date hereof, the Company is not aware of any reason why the approvals set forth in this Section 5.02(f) and in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)                                  Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the Merger, the Bank Merger and the other transactions contemplated hereby will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time, or both) pursuant to, any agreement, lease, license, contract, insurance policy, note, mortgage, indenture, instrument, arrangement or other obligation (each, a “Contract” and, collectively, “Contracts”) binding upon the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or any of their respective properties is subject or bound or any Law or governmental or non-governmental permit or license to which the Company or any

Subsidiary of the Company is subject, (B) constitute or result in a breach or violation of, or a default under, the Company Certificate or the Company Bylaws or the organizational documents of any Subsidiary of the Company, (C) result in any change in the rights or obligations of any party under any of the Contracts or (D) require any consent or approval under any such Contract, Law, governmental or non-governmental permit or license, except, in the case of clauses (A), (C) or (D) above, for any breach, violation, default, acceleration, creation, change, consent or approval that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(g)                                 Company Reports; Financial Statements. (i)  The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since December 31, 2004 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports.  As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)                                  The Company’s consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports, were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries of the Company as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which were not and which are not expected to be, individually or in the aggregate, material to the Company and its consolidated Subsidiaries taken as a whole).

(iii)                               The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

(iv)                              The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(v)                                 The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Applicable Date and (ii) any material communication since the Applicable Date made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of Nasdaq, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all material complaints or concerns relating to other matters made since the Applicable Date through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules in adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(vi)                              The Company and its Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2004 with (A) the Federal Reserve Board and (B) any other Regulatory Authority, and all other material reports and statements required to be filed by it since December 31, 2004, including, without limitation, the rules and regulations of the FDIC, the OCC or any other Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Authority with which they were filed.

(vii)                           Since December 31, 2004, neither the Company nor any of its Subsidiaries has incurred any obligations or liabilities (whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those related to environmental and occupational safety and health matters) other than in the ordinary and usual course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby).

(viii)                        Since December 31, 2004, (A) each of the Company and each of its Subsidiaries has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such business consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.02 or otherwise) has had or could be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(ix)                                Since December 31, 2004, there has not been (A) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any Subsidiary of the Company, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company other than as set forth in the Company Reports, (C) any change by the Company in accounting principles, practices or methods or (D) any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Benefit Plans other than increases or amendments in the ordinary and usual course consistent with past practice.

(h)                                 Litigation. No civil, criminal or administrative litigation, claim, action, suit, hearing, investigation or other proceeding before any Governmental Authority is pending or, to the Company’s knowledge, threatened against the Company or any of its Affiliates and there are no facts or circumstances that could result in any claims against, or obligations or liabilities of, the Company or any of its Affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(i)                                     Regulatory Matters. (i)  None of the Company, any of its Subsidiaries or any of their respective properties is, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the Federal Reserve Board and the FDIC) or the supervision or regulation of the Company or any of its Subsidiaries (collectively, the “Regulatory Authorities”). The Company and each of its Subsidiaries have paid all assessments made or imposed by any Regulatory Authority.

(ii)                                  Neither the Company nor any of its Subsidiaries has been advised by, and the Company does not have any knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j)                                     Compliance With Laws.

(i)                                     The Company and its Subsidiaries are in compliance with all applicable Laws applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act and all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices, except for those Laws that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company has not been advised of any regulatory concerns regarding its compliance with the Bank Secrecy Act or related state or federal anti-money-laundering laws, regulations and guidelines, including those provisions of federal regulations requiring (i) the filing of reports, such as Currency

Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers. The Company has adopted such procedures and policies as are necessary or appropriate to comply with Title III of the USA Patriot Act and, to the Company’s knowledge, is in compliance with such law in all material respects.

(ii)                                  The Company and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and has made all filings, applications, notices and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its businesses as presently conducted, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect and, to the Company’s knowledge, no suspension or cancellation of any of them is threatened.

(iii)                               No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has the Company or any Subsidiary of the Company received any notification or communication from any Governmental Authority (A) asserting that the Company or any such Subsidiary is not in compliance with any of the Laws which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company’s knowledge, do any grounds for any of the foregoing exist).

(k)                                  Material Contracts; Defaults. Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K and that has not been filed as an exhibit to a Company Report or (ii) that purports to limit in any material respect either the type of business in which the Company or any of its Subsidiaries (or, after giving effect to the Merger, Parent or any of its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business. Neither the Company nor any of its Subsidiaries is in default under any Contracts to which any such entity is a party, by which it or its assets, business or operations may be bound or affected or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company or any Subsidiary of the Company is currently outstanding. Schedule 5.02(k) of the Company Disclosure Schedule sets forth a true and complete list of (x) all Contracts pursuant to which consents or waivers are or may be required and (y) all notices which are or may be required to be given, in each case, prior to the performance by the Company of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby.

(l)                                     No Brokers. None of the Company, any of its Subsidiaries or any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement except that the Company has employed Keefe Bruyette & Woods, Inc. as its financial advisor, the arrangements with which have been disclosed in writing to Parent prior to the date hereof.

(m)                               Employee Benefit Plans.

(i)                                     All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company or any of its Subsidiaries (the “Employees”) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”) are listed on Schedule 5.02(m) of the Company Disclosure Schedule, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed on Schedule 5.02(m) of the Company Disclosure Schedule, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto, have been made available to Parent.

(ii)                                  All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), are in substantial compliance with ERISA, the Code and other applicable Laws. Each Benefit Plan which is subject to ERISA (“ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the Taxable period of such transaction expired as of the date hereof, could subject the Company or any such Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(iii)                               Neither the Company nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA

Affiliate”) (x) maintains or contributes to or has within the past six years maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a Multiemployer Plan. All contributions required to be made under the terms of any Benefit Plan, as of the date hereof, have been timely made or have been reflected on the Company’s financial statements included in the Company Reports.

(iv)                              As of the date hereof, there is no material pending or, to the knowledge of the Company, threatened litigation relating to the Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan. The Company or the applicable Subsidiary may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(v)                                 There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in Employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Except for such amounts and with respect to such individuals as are listed in Schedule 5.02(m) of the Company Disclosure Schedule, none of the execution of this Agreement, stockholder adoption of this Agreement or the consummation of the transactions contemplated hereby will (v) entitle any Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (w) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (x) limit or restrict the right of the Company or any Subsidiary of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans, (y) cause the Company or, after the consummation of the transactions contemplated hereby, Parent to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(n)                                 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor union or labor organization as to wages or conditions of employment, nor is there pending or, to the Company’s knowledge, threatened, nor has there been at any time during the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The

Company is not aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o)                                 Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement: (i) the Company and its Subsidiaries have complied at all times and are in compliance with all applicable Environmental Laws; (ii) no real property (including soils, groundwater, surface water, buildings or other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries (including any property in which the Company or any of its Subsidiaries holds or has held a fiduciary or management role, a “Company Loan Property”), is or has been contaminated with, or has or has had any release of, any Hazardous Substance at any time; (iii) neither the Company nor any of its Subsidiaries could be deemed the owner or operator under any Environmental Law of any Company Loan Property which is or has been contaminated with, or has or has had any release of, any Hazardous Substance; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any indemnity or other agreement with any third party under any Environmental Law or relating to any Hazardous Substance; (viii) to the Company’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving the Company, any Subsidiary of the Company, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claim, liability, investigation, cost or restriction against the Company, or result in any restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any currently owned property or Company Loan Property and (ix) the Company has made available to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, any of its Subsidiaries and any currently or formerly owned or operated property or any Company Loan Property.

As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to:  (A the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, employee exposure, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term “Hazardous Substance” means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which has been, is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p)                                 Tax Matters. (i) (A) The Company and each of the Company’s Subsidiaries (I) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by it and all such filed Tax Returns are true, complete and accurate in all material respects; (II) has paid in full or accrued all Taxes that are required to have been paid or accrued and has withheld from amounts owing to any employee, creditor or third party all amounts that the Company or any of the Company’s Subsidiaries is obligated to have withheld; (III) in the case of any Tax Return required to be retained by the Company or any of the Company’s Subsidiaries prior to the Effective Time in respect of any information reporting or other Tax requirements, has retained properly completed Tax Returns in the Company’s or the Company’s Subsidiary’s files; and (IV) has complied with all information reporting (and related withholding) requirements related to payments to, and transactions completed for, customers, (B) all deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of any Tax Return have been paid in full or otherwise finally resolved, (C) no issues have been raised by any taxing authority in connection with any audit or examination of any Tax Return that are currently pending, (D) neither the Company nor any of the Company’s Subsidiaries has waived any statute of limitations with respect to Taxes that has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect, (E) to the Company’s knowledge and as of the date hereof, there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes, Tax Returns or Tax matters, and (F) as of the date hereof, the Company has made available to Parent true, correct and complete copies of all material income, franchise, capital and similar Tax Returns filed by the Company or any of the Company’s Subsidiaries for all Taxable years or periods for which the relevant statute of limitations has not expired.

(ii)                                  There are no Liens on any of the Company’s assets or on any assets of any of the Company’s Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax nor, to the Company’s knowledge, is any taxing authority in the process of imposing a Lien for Taxes upon such assets.

(iii)                               Neither the Company nor any of the Company’s Subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in Taxable income for any Tax period beginning on or after the Effective Time, or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

(iv)                              Neither the Company nor any of the Company’s Subsidiaries is a party to any Tax allocation or sharing agreement. Neither the Company nor any of the

Company’s Subsidiaries is or has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns (other than, in each case, an affiliated, consolidated, unitary or combined group of which the Company is the common parent) or otherwise has any liability for the Taxes of any Person (other than the Company or any of the Company’s Subsidiaries).

(v)                                 No closing agreements, private letter rulings, technical advice, memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of the Company’s Subsidiaries.

(vi)                              (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transaction contemplated by this Agreement, and (B) all Taxes that the Company or any of the Company’s Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable Law, have been paid to the proper Governmental Authority or other Person.

(vii)                           As of the date hereof, neither the Company nor any of the Company’s Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(viii)                        Neither the Company nor any of the Company’s Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.

(q)                                 Risk Management Instruments. Neither the Company nor any of its Subsidiaries is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) and does not own any securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(r)                                    Books and Records. The books and records of the Company and its Subsidiaries have been fully, properly and accurately maintained in all material respects, there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly present the financial position and results of operations of the Company and its Subsidiaries.

(s)                                  Insurance. Schedule 5.02(s) to the Company Disclosure Schedule sets forth a true and complete list of all of the insurance policies, binders or bonds maintained by the Company or any of its Subsidiaries (collectively, “Insurance Policies”) and all insurance claims filed by the Company or any of its Subsidiaries under such Insurance Policies which have not been paid in full as of the date hereof and the amounts claimed thereunder. All Insurance Policies are with reputable insurers and provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards. All Insurance Policies are in full force and effect; neither the Company nor any of its Subsidiaries is in material default thereunder; and all claims thereunder have been filed in due and timely fashion. Schedule 5.02(s) lists all claims or potential claims meeting the applicable reporting thresholds under the Insurance Policies that have not been reported thereunder.

(t)                                    Allowance For Loan Losses. The Company or the Company Bank’s allowance for loan losses (“ALL”) is, and shall be as of the Effective Time, in compliance with the Company or the Company Bank’s existing methodology for determining the adequacy of its ALL as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(u)                                 Transactions With Affiliates. The Company has no transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

(v)                                 Real Property.

(i)                                     Neither the Company nor any of its Subsidiaries owns, and is not in the process of foreclosing (whether by judicial process or by power of sale) or otherwise in the process of acquiring title to, any real property or premises on the date hereof in whole or in part. Schedule 5.02(v) to the Company Disclosure Schedule contains a complete and correct list of all real property or premises leased or subleased in whole or in part by the Company or any of its Subsidiaries and together with a list of all applicable leases or subleases and the name of the lessor or sublessor. None of such premises or properties have been condemned or otherwise taken by any Governmental Authority and, to the Company’s knowledge, no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, Contract or Law which might affect its use or value for the purposes now made of it. None of the premises or properties of the Company or any of its Subsidiaries is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by the Company or such Subsidiary.

(ii)                                  Each of the leases referred to in the Company Disclosure Schedule is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to the Company or any of its Subsidiaries or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than the Company the foregoing representation is based on the knowledge of the Company.

(w)                               Title. Each of the Company and each of its Subsidiaries has good title to its properties and assets (other than property as to which it is lessee) except (A) statutory Liens not yet delinquent which are being contested in good faith by appropriate proceedings and Liens for Taxes not yet due, (B) pledges of assets in the ordinary and usual course of business to secure public deposits, (C) for those assets and properties disposed of for fair value in the ordinary course of business since December 31, 2005 and (D) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

(x)                                   Intellectual Property.

(i)                                     Neither the Company nor any of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or materials that are used in the business of the Company or any of its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(ii)                                  Except as is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement: (A) neither the Company nor any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by the Company of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software (collectively, “Third-Party Intellectual Property Rights”); (B) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor, trade secrets or computer software owned by the Company or any of its Subsidiaries (collectively, the “Company Intellectual Property Rights”); or (II) Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the Company, are threatened by any Person; and (C) the Company does not know of any valid grounds for any bona fide claims (I) against the use by the Company or any of its Subsidiaries of any Company Intellectual Property Rights or Third-Party Intellectual Property Rights used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (II) challenging the ownership, validity or enforceability of any Company Intellectual Property Rights; or (III) challenging the Company’s or any of its Subsidiaries’ license or legally enforceable right to use any Third-Party Intellectual Rights.

(y)                                 Trust Business. The Company does not engage in the trust business and does not serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor for any fiduciary accounts.

(z)                                   Stockholder Agreements. As of the date hereof, the aggregate percentage of Company Common Stock beneficially owned by all of the Stockholders is approximately 15% of all issued and outstanding Company Common Stock (on a fully diluted basis).

5.03.                        Representations and Warranties of Parent. Except as set forth in the Parent Disclosure Schedule, Parent hereby represents and warrants to the Company:

(a)                                  Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the State of California. Each Subsidiary of Parent has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent and each of its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

(b)                                 Parent Capital Stock. As of the date hereof, the authorized capital stock of Parent consists solely of 50,000,000 shares of Parent Common Stock, of which 20,207, 184 shares are issued and outstanding (excluding 676,330 shares of unvested restricted stock and restricted performance stock) and up to 3,950,000 shares of Parent Common Stock will be issued to former stockholders of Foothill Independent Bancorp, and 5,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding. As of the date hereof, 230,123 shares of Parent Common Stock are issuable upon the exercise of outstanding options to acquire such shares and there are 676,330 outstanding shares of unvested restricted stock and restricted performance stock. The outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights).

(c)                                  Corporate Power. Parent and each of its Subsidiaries has all requisite power and authority (corporate and other) to carry on its business as it is now being conducted and to own all its properties and assets; and Parent has all requisite corporate power and authority and, other than if needed approval of the principal terms of this Agreement by the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote and the approval of the issuance of the shares of Parent Common Stock contemplated hereby by the holders of a majority of the shares of Parent Common Stock entitled to vote and approval of an amendment to the Parent Bylaws to accommodate the appointments to the Parent Board contemplated by Section 6.20 of this Agreement by the holders of a majority of the shares of Parent Common Stock entitled to vote, has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby.

(d)                                 Corporate Authority. As of the date hereof, with respect to each of clauses (i), (ii) and (iii) below, the Parent Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and fair to and in the best interests of Parent and its shareholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved that if needed such matter be submitted for consideration by its shareholders at a special meeting of such shareholders and that such matter be recommended for approval at such special meeting. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of the Parent Board. This Agreement has been duly authorized, executed and delivered by Parent and this Agreement is a valid and legally binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles.

(e)                                  Regulatory Approvals; No Violations. (i)  No consents, approvals, permits authorizations of, or waivers by, or notices, reports, filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery and performance by Parent of this Agreement or to consummate the Merger, the Bank Merger and the other transactions contemplated hereby except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC and the OCC, as may be required, (B) filings with the SEC and state securities authorities, if any, and (C) the filing of the Agreement of Merger with the California Secretary and the Certificate of Merger with the Delaware Secretary as described in Section 2.01(b) herein. As of the date hereof, Parent is not aware of any reason why the approvals set forth in this Section 5.03(e) and Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)                                  Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Parent does not, and the consummation by Parent of the Merger, the Bank Merger and the other transactions contemplated hereby will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time, or both) pursuant to, Contracts binding upon Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries or any of their respective properties is subject or bound or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, (B) constitute or result in a breach or violation of, or a default under, the Parent Articles or the Parent Bylaws, (C) result in any change in the rights or obligations of any party under any of the Contracts or (D) require any consent or approval under any such Contract, Law, governmental or non-governmental permit or license, except, in the case of clauses (A), (C) or (D) above, for any breach, violation, default, acceleration, creation, change, consent or approval that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

(f)                                    No Brokers. Neither Parent or any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Castle Creek Capital LLC as its financial advisor.

(g)                                 Parent Reports; Financial Statements. (i)  Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent Reports.  As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the Parent Reports did not, and any Parent Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)                                  Parent’s consolidated financial statements (including, in each case, any notes thereto) contained in the Parent Reports, were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and the consolidated Subsidiaries of Parent as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which were not and which are not expected to be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries taken as a whole).

(iii)                               Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

(iv)                              Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements.

(v)                                 Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and has identified for Parent’s auditors and audit committee of Parent’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Parent employees regarding questionable accounting or auditing matters, have been received by Parent. No attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules in adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Parent policy contemplating such reporting, including in instances not required by those rules.

(vi)                              Parent and its Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2004 with (A) the Federal Reserve Board and (B) any other Regulatory Authority, and all other material reports and statements required to be filed by it since December 31, 2004, including, without limitation, the rules and regulations of the FDIC, the OCC or any other Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Authority with which they were filed.

(vii)                           Since December 31, 2004, except as disclosed in the Parent Reports and Foothill Reports, (A) Parent and each of its Subsidiaries has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such business consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise) has had or could be reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

(viii)                        Since December 31, 2004, except as disclosed in the Parent Reports and Foothill Reports, there has not been (A) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any Subsidiary of Parent, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Parent other than as set forth in the Parent Reports, or (C) any change by Parent in accounting principles, practices or methods.

(h)                                 Litigation. Except as disclosed in the Parent Reports, no civil, criminal or administrative litigation, claim, action, suit, hearing, investigation or other proceeding before any Governmental Authority is pending or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries and there are no facts or circumstances that could result in any claims against, or obligations or liabilities of, Parent or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding, except for those that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

(i)                                     Compliance With Laws. Parent and its Subsidiaries are in compliance with all applicable Laws applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act and all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices, except for those Laws that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement. Parent and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and has made all filings, applications, notices and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its businesses as presently conducted, except for those that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect and, to Parent’s knowledge, no suspension or cancellation of any of them is threatened.

(j)                                     Regulatory Matters. (i) Neither Parent or any of its Subsidiaries nor any of their respective properties are, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authorities. Parent and its Subsidiaries have paid all assessments made or imposed by any Regulatory Authority.

(ii)                                  Parent and its Subsidiaries have not been advised by, and do not have any knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(k)                                  Tax Matters. Parent and each of Parent’s Subsidiaries has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by it and all such filed Tax Returns are true, complete and accurate in all material respects, and has paid in full or accrued all material Taxes that are required to have been paid or accrued and has withheld from amounts owing to any employee, creditor or third party all amounts that Parent or any of Parent’s Subsidiaries is obligated to have withheld. All deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of any Tax Return have been paid in full or otherwise finally resolved, and neither Parent nor any of Parent’s Subsidiaries has waived any statute of limitations with respect to Taxes that has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect.

ARTICLE VI

COVENANTS

6.01.                        Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement or under applicable Laws to consummate and make effective the Merger, the Bank Merger and the other transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VII hereof.

6.02.                        Stockholder/Shareholder Approval. The Company agrees to take, in accordance with applicable Law and the Company Certificate and the Company Bylaws, all action necessary to convene as soon as practicable a special meeting of its stockholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved by the Company’s stockholders for consummation of the Merger (including any adjournment or postponement, the “Company Meeting”). Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Company stockholders. Subject to Section 6.03(c), the Company Board shall at all times prior to and during such special meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders. Parent agrees to take, in accordance with applicable Law and the Parent Articles and the Parent Bylaws, all action necessary to convene as soon as practicable a special meeting or meetings of its shareholders to consider and vote upon the approval of (A) the amendment to the Parent Bylaws to expand the Parent Board to accommodate the appointments to the Parent Board contemplated by Section 6.20, and, (B) if Parent elects to adjust the Exchange Ratio in accordance with the terms of and under the conditions set forth in Section 8.03(d) hereof, as required by applicable Law or the rules or regulations of Nasdaq, the principal terms of this Agreement, the issuance of shares of Parent Common Stock contemplated hereby and any other matters required to be approved by Parent’s shareholders for consummation of the Merger (including any adjournment or postponement, the “Parent Meeting”). Parent Board shall at all times prior to and during such special meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders.

6.03.                        Registration Statement; Joint Proxy Statement; Change of Recommendation. (a)  After the Merger Agreement is executed, Parent and the Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement (as defined below), and Parent shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the joint proxy statement and prospectus (the “Prospectus/Proxy Statement”) constituting a part thereof) (the “S-4 Registration Statement”) as promptly as practicable. Parent and the Company each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the respective holders of Company Common Stock and Parent Common Stock.

(b)                                 The Company and Parent each agrees, as to itself and its Subsidiaries, that (i) the S-4 Registration Statement will not, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the S-4 Registration Statement, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will not, at the date of mailing to stockholders and at the times of the meetings of stockholders of the Company and Parent to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Prospectus/Proxy Statement. The Company and Parent will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each of the Company and Parent agrees that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Prospectus/Proxy Statement to be false or misleading with respect to any material fact, or that would result in an omission to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Prospectus/Proxy Statement.

(c)                                  (i)  The Company Board and each committee thereof shall not:

(1)          except as expressly permitted by, and after compliance with, Section 6.03(c)(ii) hereof, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal at any time beyond ten (10) Business Days after the first public announcement of such Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); or

(2)          except as expressly permitted by, and after compliance with, Section 8.03(a) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.06 entered into in compliance with Section 6.06) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

(ii)                                  Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the approval of the Company stockholders contemplated by this Agreement is obtained, the Company Board may withhold, withdraw or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made after the date hereof that was not solicited, initiated, encouraged or facilitated in breach of this Agreement, if the Company Board determines in good faith, after consultation with outside counsel, that such action is legally required in order for its directors to comply with their respective fiduciary duties under applicable Law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after at least five Business Days following Parent’s receipt of notice from the Company advising that management of the Company currently intends to recommend to the Company Board that it take such action and the basis therefor, including all necessary information under Section 6.06. In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.03, including with respect to the notice period referred to in this Section 6.03.

6.04.                        Press Releases. The Company and Parent shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq or the SEC. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

6.05.                        Access; Information. (a)  The Company agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford Parent and Parent’s officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, Tax Returns and work papers of independent auditors), Contracts, properties and personnel and to such other information as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request.

(b)                                 Without limiting the generality of Section 6.05(a), prior to the Effective Time, Parent and Parent’s representatives shall have the right to conduct a review to determine (i) that the assets, books, records and operations of the Company are in satisfactory condition and will not in a material way adversely impact Parent after consummation of the transactions contemplated hereby and (ii) the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.

(c)                                  The Company agrees that, subject to applicable Laws, it shall cooperate in good faith with Parent on mutually agreed operating issues which the parties agree have priority including assisting in developing and implementing plans for integration and conversion and other matters affecting branches, customers and back office operations.

(d)                                 Parent agrees that, upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford the Company and its authorized representatives such access to Parent’s personnel as the Company may reasonably request and such books and records of the Parent as is substantially similar in scope as provided to the Company in its due diligence review prior to the date of this Agreement.

(e)                                  Each party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Section 6.05 in accordance with the terms of the Confidentiality Agreement, dated as of March 1, 2006 (the “Confidentiality Agreement”), between the parties.

(f)                                    No investigation by either party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to such party’s obligation to consummate the transactions contemplated by this Agreement.

6.06.                        Acquisition Proposals. The Company agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors and employees shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ agents and representatives (including any financial advisor, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal. The Company further agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors and employees shall, and that it shall direct and use its reasonable best efforts to cause its agents and representatives (including any financial advisor, attorney or accountant retained by it) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with its disclosure obligations under federal or state law; (B) at any time prior, but not after the Company Meeting is convened, providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the stockholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the Company Board determines in good faith (after consultation with outside legal counsel) that such action is, in the absence of the foregoing proscriptions, legally required in order for its directors to comply with their respective fiduciary duties under applicable Law and (ii) in each such case referred to in clause (C) or (D) above, the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal is a Superior Proposal. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will take the necessary steps to promptly inform the individuals referred to in the first sentence hereof of the obligations undertaken in this Section 6.06. The Company agrees that it will notify Parent promptly, but in no event later than the next succeeding Business Day, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. As used in this Agreement, (i) ”Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power or of any class of equity securities of the Company or those of any of its Subsidiaries or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement; and (ii) ”Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company that its board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.03(c) of this Agreement and the time likely to be required to consummate such Acquisition Proposal).

6.07.                        Certain Policies. Immediately prior to the Effective Time, the Company shall, consistent with GAAP, the rules and regulations of the SEC and the rules and regulations of the OCC and applicable banking Law, modify or change its loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that unless the modification or changes would otherwise be necessary to be consistent with applicable Law or with regulatory accounting principles and GAAP, no such modification or change shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, or as an admission or acknowledgement by the Company that any such modification or change is appropriate or required or that any financial statement or information previously provided by the Company was incorrect in any respect.

6.08.                        Regulatory Applications. (a)  Each of Parent and the Company shall cooperate and use their respective reasonable best efforts to prepare and file, or in the case of Parent cause to be filed, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or Governmental Authorities in order to consummate the Merger, the Bank Merger or any of the other transactions contemplated hereby; and any initial filings with Governmental Authorities (other than the SEC) shall be made by Parent as soon as reasonably practicable after the execution hereof and in any event within thirty days (30) days of the date hereof. Subject to applicable Laws relating to the exchange of information, each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other on, all material written information submitted to any third party and/or any Governmental Authority in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and/or Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby (including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, from any third party and/or Governmental Authority with respect to the Merger, the Bank Merger and the other transactions contemplated by this Agreement and, to the extent permitted by Law, providing descriptions of any oral communications from such Persons).

(b)                                 Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders or shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party to any third party and/or Governmental Authority.

6.09.                        Indemnification; Director’s and Officer’s Insurance. (a) From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the DGCL and the Company Certificate and the Company Bylaws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the DGCL and the Company Certificate and the Company Bylaws shall be made by independent counsel selected by Parent. Further, Parent shall assume, perform and observe the obligations of the Company under any agreements in effect as of the date of this Agreement to indemnify those Persons who are or have at any time been directors and officers of the Company for their acts and omissions occurring prior to the Closing Date in their capacity as officers or directors. Parent’s obligations under this Section 6.09(a) shall continue in full force and effect for a period of four (4) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b)                                 Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.09, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) the Indemnified Party will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)                                  For a period of four (4) years from the Effective Time, Parent shall use its commercially reasonable efforts to provide that portion of director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company (as opposed to the portion that serves to reimburse the Company) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which D&O Insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, however, that in no event shall Parent be required to expend on an annual basis more than 100% of the current amount expended on an annual basis by the Company to maintain or procure such D&O Insurance; provided, further, that if Parent is unable to maintain or obtain the D&O Insurance called for by this Section 6.09, Parent shall use its commercially reasonable efforts to obtain as much comparable insurance as is available; provided, further, that officers and directors of the Company may be required to make application and provide customary representations and warranties to Parent’s insurance carrier for the purpose of obtaining such D&O Insurance.

(d)                                 If Parent or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.09.

6.10.                        Benefit Plans. (a)  From and after the Effective Time, Parent agrees that any former employees of the Company or any of its Subsidiaries who continue employment with Parent or its Subsidiaries (such employees “Continuing Employees”) will be eligible to participate in the employee benefit plans of Parent (including any severance plan maintained by Parent) on substantially the same terms and conditions of similarly situated employees of Parent. Parent will cause such employee benefit plans to take into account for purposes of eligibility and vesting thereunder service by such Continuing Employees as if such service were with Parent, to the same extent that such service was credited under a comparable plan of the Company or any of its Subsidiaries (except to the extent it would result in a duplication of benefits). Nothing herein shall limit the ability of Parent to (i) amend or terminate any of the Benefit Plans in accordance with their terms at any time or (ii) to retain or terminate the employment of any particular Employee.

(b)                                 If any of the Continuing Employees of the Company or any of its Subsidiaries become eligible to participate in a medical, dental or health plan of Parent, Parent shall use commercially reasonable efforts to cause, to the extent practicable, each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, dental or health plans of the Company or any of its Subsidiaries, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such Continuing Employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

(c)                                  Effective as of no later than the day immediately preceding the Effective Time, the Company shall provide Parent with evidence that the Fallbrook National Bank 401(k) Profit Sharing Plan is in the process of being terminated pursuant to resolutions of the Company Board that are effective as of no later than the day immediately preceding the Effective Time, provided, however, that the effectiveness of such termination may be conditioned on the consummation of the Merger. The form and substance of such resolutions shall be subject to the review and reasonable and timely approval of Parent. The Company also shall take such other actions in furtherance of terminating the Fallbrook National Bank 401(k) Profit Sharing Plan as Parent may reasonably require, provided, however, that the effectiveness of any such actions may be conditioned on the consummation of the Merger. Parent shall, and shall cause its Affiliates to, designate a tax-qualified defined contribution plan of Parent or one of its Affiliates (such plan(s), the “Parent 401(k) Savings Plan”) that either (i) currently provides for the receipt from Continuing Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code) or (ii) shall be amended as soon as practicable following the Effective Date to provide for the receipt from the Continuing Employees of eligible rollover distributions. Each Eligible Employee who is a participant in the Parent 401(k) Savings Plan shall be given the opportunity to receive a distribution of his or her account balance and shall be given the opportunity to elect to “roll over” such account balance to the Parent 401(k) Savings Plan, subject to and in accordance with the provisions of such plan(s) and applicable law. The Company shall cooperate with Parent to terminate on terms mutually agreeable to the parties hereto and, if consent of participants is required by the applicable agreement or plan document or, in the reasonable judgment of the administrator of such Company program, by applicable Law, the participants in any salary continuation agreements, supplemental executive retirement plans, executive bonus agreements and any other non-qualified deferred compensation plan (collectively “Deferred Compensation Programs”), all Deferred Compensation Programs, whether or not subject to Section 409A of the Code, subject to the prior satisfaction or waiver of all the Company’s conditions set forth in Article VII of this Agreement, on or prior to the Effective Time, including the termination or transfer of any insurance policy obtained in connection therewith and shall, at the request of the Parent, cooperate with Parent in seeking from such participants their approval of amendments to any such Deferred Compensation Program to allow for lump sum payments, in lieu of any continued payments that may be required thereunder, on terms agreed upon by the parties and such participants.

6.11.                        Non-Solicitation Agreements; Offer Letters. Each of the Directors shall, simultaneously with the execution and delivery hereof, execute and deliver to Parent a Non-Solicitation Agreement (Directors). Each of Michael Perdue and Gary Youmans shall, simultaneously with the execution and delivery hereof, execute and deliver to Parent a Non-Solicitation Agreement (Executives) and an Offer Letter.

6.12.                        Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or to prevent, materially delay or materially impair the ability of the Company or Parent, as the case may be, to consummate the transactions contemplated by this Agreement or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.13.                        Covenant Relating to the Tax Status of the Agreement. Neither Parent nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify or would reasonably be expected to disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

6.14.                        Human Resources Issues. The Company will consult in good faith with Parent regarding the nature and content of any formal presentation of the transactions contemplated by this Agreement to employees of the Company and its Subsidiaries as a group and will include a Parent representative in any such group presentation or any formal group meeting at which the transaction is explained or discussed, under an arrangement that is mutually satisfactory to the parties. The Company agrees to work in good faith with Parent to facilitate the timely and accurate dissemination of information to employees regarding matters related to the transactions contemplated by this Agreement in such a manner as to cause minimal disruption of the business of the Company and its Subsidiaries and their respective relationships with its employees and to facilitate the transition of such relationships to Parent or its Subsidiaries, as the case may be. In addition, prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

6.15.                        Third-Party Agreements. (a)  The Company shall use its reasonable best efforts to obtain (i) the consents or waivers listed in Schedule 5.02(k) or otherwise required to be obtained from any third-parties in connection with the Merger, the Bank Merger and the other transactions contemplated hereby (in such form and content as is approved in writing by Parent) promptly after the date of this Agreement and (ii) the cooperation of such third parties to effect a smooth transition in accordance with Parent’s timetable at or after the Effective Time. The Company shall cooperate with Parent in minimizing the extent to which any Contracts will continue in effect following the Effective Time, in addition to complying with the prohibitions in Section 4.01(l).

(b)                                 Without limiting the generality of Section 6.15(a), the Company shall use all reasonable efforts to provide data processing, item processing and other processing support or outside contractors to assist Parent in performing all tasks reasonably required to result in a successful conversion of the data and other files and records of the Company and its Subsidiaries to Parent’s production environment, when requested by Parent and in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) designated by Parent. Among other things, the Company shall:

(i)                                     cooperate with Parent to establish a mutually agreeable project plan to effectuate the conversion;

(ii)                                  use its commercially reasonable efforts to have the Company’s outside contractors continue to support both the conversion effort and its on-going needs until the conversion can be established;

(iii)                               provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by Parent for use in planning the conversion, as soon as reasonably practicable;

(iv)                              provide reasonable access to the Company’s personnel and facilities and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to enable the conversion effort to be completed on schedule; and

(v)                                 give notice of termination, conditioned upon the completion of the transactions contemplated by this Section 6.15(b), of the Contracts of outside data, item and other processing contractors or other third-party vendors when directed to do so by Parent.

(c)                                  Parent agrees that all actions taken pursuant to this Section 6.15 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company and its Subsidiaries.

6.16.                        Stockholder Agreements. Each Stockholder, as a holder of Company Common Stock or Parent Common Stock, as the case may be, shall execute and deliver to Parent or the Company, as applicable, simultaneously with the execution of this Agreement or at such time as the parties may otherwise agree a Stockholder Agreement.

6.17.                        Additional Agreements. In case at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent with full title to all properties, assets, rights, powers, approvals, privileges, immunities and franchises of the Company, the proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.

6.18.                        Pre-Closing Adjustments. At or before the Effective Time of the Merger, the Company shall make such accounting entries or adjustments, including additions to its ALL and charge-offs of loans, as Parent shall direct as a result of its on-going review of the Company (including its review of the information provided to it pursuant to Sections 6.05 and 6.12) or in order to implement its plans following the Effective Time or to reflect expenses and costs related to the Merger; provided, however, that unless the adjustment would otherwise be required by applicable Law, or by regulatory accounting principles or GAAP applied on a basis consistent with the financial statements of the Company, (a) the Company shall not be required to take such actions more than one day prior to the Effective Time of the Merger or prior to the time Parent agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.03 have been satisfied or waived and each of the approvals in Section 7.01(b) have been received, and (b) no such adjustment shall (i) require any filing with any Governmental Authority, (ii) violate any law, rule or regulation applicable to the Company, (iii) otherwise materially disadvantage the Company if the Merger is not consummated or (iv) constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, or as an admission or acknowledgement by the Company that any such entry or adjustment is appropriate or required or that any financial statement or information previously provided by the Company was incorrect in any respect.

6.19.                        Company Stock Options; Company Awards.

(a)                                  Prior to the Effective Time, the Company shall take such actions as may be necessary such that immediately prior to the Effective Time each Company Stock Option, whether or not then exercisable, shall be cancelled and only entitle the holder thereof, as soon as reasonably practicable after surrender thereof, to receive an amount in cash, without interest, from the Company equal to the product of (x) the total number of Shares subject to the Company Stock Option times (y) the excess, if any, of the product of the Parent Average Closing Price and the Exchange Ratio over the exercise price per Share under such Company Stock Option less applicable Taxes required to be withheld with respect to such payment. At the Effective Time, each option to purchase a share of Company Common Stock whether or not then exercisable shall terminate and be of no further effect and any rights thereunder to purchase shares of Company Common Stock shall also terminate and be of no further force or effect.

(b)                                 At the Effective Time, with respect to any Company Award for which the applicable restrictions shall not have lapsed, each such Company Award shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practical after the Effective Time, an amount in cash equal to (x) the number of Shares subject to such Company Award immediately prior to the Effective Time times (y) the product of the Parent Average Closing Price and the Exchange Ratio (or, if the Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the product of the Parent Average Closing Price and the Exchange Ratio exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment.

(c)                                  In addition, if so requested by Parent, at least twenty (20) Business Days prior to the Effective Time and prior to any such payment, the Company shall use its reasonable efforts to obtain a written acknowledgement and waiver (in form and substance reasonably satisfactory to Parent) from each holder of a Company Stock Option or Company Award (i) confirming the number of Company Stock Options and Company Awards held, (ii) confirming that the treatment of such Company Stock Options and Company Awards pursuant to this Agreement and the amounts to be paid pursuant hereto have been correctly calculated and (iii) containing such other matters as reasonably determined by Parent and shall provide a copy of each such acknowledgement and waiver it has been able to obtain to Parent at least five (5) Business Days prior to the Effective Time.

(d)                                 At or prior to the Effective Time, the Company, the Board of Directors and the compensation committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 6.19(a), (b) and (c).

(e)                                  The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Stock Options or Company Awards after the Effective Time.

6.20.                        Election to Parent’s Board of Directors. Promptly after the Effective Time, Parent shall cause Gary Deems and Mark Baker to be appointed as directors of Parent.

6.21.                        Updated Company Disclosure Schedule. The Company shall update the Company Disclosure Schedule to the second Business Day prior to the date of the Effective Time and a draft of the updated Company Disclosure Schedule shall have been delivered to Parent no later than 72 hours prior to the Effective Time of the Merger; such update of the Company Disclosure Schedule shall not in any way affect the representations and warranties set forth in Section 5.02.

6.22.                        Closing Financial Statements. At least five Business Days prior to the Effective Time of the Merger, the Company shall provide Parent with the Company’s consolidated financial statements presenting the financial condition of the Company and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger and the Company’s consolidated results of operations for the period from January 1, 2006 through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the “Closing Financial Statements”); provided, however, that if the Effective Time of the Merger occurs on or before the fifth Business Day of the month, the Company shall have provided consolidated financial statements as of and through the second month preceding the Effective Time of the Merger. Such financial statements shall have been prepared in all material respects in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such financial statements shall be accompanied by a certificate of the Company’s Chief Financial Officer, dated as of the Effective Time, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of the Company in all material respects. Such Closing Financial Statements shall also reflect accruals for all Professional Fees incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) and shall be accompanied by a certificate of the Company’s Chief Financial Officer, dated as of the Effective Time, to the effect that such financial statements meet the requirements of this Section 6.22.

6.23.                        Junior Subordinated Debentures. At or prior to the Effective Time, Parent shall expressly assume the obligations of the Company under its 11% Junior Subordinated Deferrable Interest Debentures Due 2030, Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2033 and Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2035 pursuant to which the Company issued junior subordinated debentures and the related guarantee agreements and, in connection therewith, Parent shall execute and deliver (x) a supplemental indenture to the applicable debenture trustees, in such form as such trustee shall reasonably require and (y) such other documents and instruments as the applicable trustee shall reasonably require to evidence or effectuate the assumption of the obligations of the Company under such indentures and guarantee agreements.

6.24.                        Nasdaq. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for quotation on Nasdaq subject to official notice of issuance, prior to the Closing Date. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws to enable the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.25.                        Section 16 Matters. The board of directors of the Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt the conversion of shares of Company Common Stock into shares of Parent Common Stock pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, (i) the board of directors of the Company shall adopt resolutions that specify (A) the name of each individual whose disposition of shares of Company Common Stock (including Company Stock Options) is to be exempted, (B) the number of shares of Company Common Stock (including Company Stock Options) to be disposed of by each such individual and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act and (ii) the board of directors of Parent shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of Parent Common Stock is to be exempted, (B) the number of shares of Parent Common Stock to be acquired by each such individual and (C) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. Parent and the Company shall provide to counsel of the other party for its review copies of such resolutions to be adopted by the respective boards of directors prior to such adoption and the Company shall provide Parent with such information as shall be reasonably necessary for the Parent Board to set forth the information required in the resolutions of the Parent Board.

6.26.                        Transaction Expenses. The Company shall use its reasonable best efforts to cause final bills or estimates of final bills for all Professional Fees to be submitted to the Company by its Advisors at least five Business Days prior to the Effective Time.

6.27.                        Dividends. The Company and Parent shall coordinate the declaration, setting of record dates and payment dates of dividends on shares of Company Common Stock and Parent Common Stock so that holders of shares of Company Common Stock do not receive dividends on both shares of Company Common Stock and shares of Parent Common Stock received in the Merger in respect of the calendar quarter in which the Closing occurs or fail to receive a dividend on either shares of Company Common Stock or shares of Parent Common Stock received in the Merger in respect of such calendar quarter.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01.                        Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

(a)                                  Stockholder/Shareholder Approval. This Agreement shall have been duly adopted by holders of not less than a majority of the outstanding shares of Company Common Stock; and the approval of the amendment to the Parent Bylaws to expand the Parent Board to accommodate the appointments to the Parent Board contemplated by Section 6.20 shall have been duly approved by the holders of not less than a majority of the outstanding shares of Parent Common Stock entitled to vote, and, if required by applicable Law or the rules or regulations of Nasdaq, the principal terms of this Agreement shall have been duly approved by the holders of not less than a majority of the outstanding shares of Parent Common Stock and the issuance of shares of Parent Common Stock contemplated hereby shall have been duly approved by the holders of not less than a majority of the shares of Parent Common Stock voted.

(b)                                 Regulatory Approvals. All notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger, the Bank Merger or the other transactions contemplated hereby by the Company or Parent shall have been made or obtained (as the case may be) and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and none of such consents, registrations, approvals, permits and authorizations shall contain any conditions, restrictions or requirements which would reasonably be likely (i) following the Effective Time, to have a Company Material Adverse Effect, (ii) to restrict the business of Parent or any of its Subsidiaries in a manner that would, following the Effective Time, have (A) a Company Material Adverse Effect or (B) either a Company Material Adverse Effect with respect to Pacific Western National Bank or the Surviving Bank (for purposes of this clause (B), substituting the name of each such bank in the definition of Company Material Adverse Effect), or (iii) require the sale by the Company or either Pacific Western National Bank or First National Bank of any material portion of their respective assets (other than, in the case of the Company, all or any portion of its investment securities portfolio).

(c)                                  No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrain, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (collectively, an “Order”).

7.02.                        Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

(a)                                  Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Effective Time, to such effect. For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

(b)                                 Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Effective Time, to such effect.

(c)                                  Performance of Obligations of Stockholders. The Company shall have received Stockholder Agreements executed and delivered by each Stockholder of Parent as contemplated by Section 6.16, each of which shall remain in full force and effect. The Stockholders who are shareholders of Parent shall have performed in all material respects all obligations required to be performed by them under the Stockholder Agreements.

(d)                                 Tax Opinion. The Company shall have received the opinion of special counsel to the Company, reasonably acceptable to the Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code.

(e)                                  No Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or could reasonably be expected to have a Parent Material Adverse Effect.

7.03.                        Conditions to Obligation of Parent. The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Effective Time of each of the following conditions:

(a)                                  Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and the Company shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Controller of the Company, dated as of the Effective Time, to such effect. For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(b)                                 Performance of Obligations of Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time (including Sections 6.21 and 6.22 hereof), and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Controller of the Company, dated as of the Effective Time, to such effect.

(c)                                  Performance of Obligations of Stockholders. Parent shall have received Stockholder Agreements executed and delivered by each Stockholder of the Company as contemplated by Section 6.16, each of which shall remain in full force and effect. The Stockholders who are stockholders of the Company shall have performed in all material respects all obligations required to be performed by them under the Stockholder Agreements.

(d)                                 Stockholders’ Equity and Reserves. As of the last business day of the month reflected in the Closing Financial Statements (the “Stockholders’ Equity Measuring Date”), (i) the Adjusted Stockholders’ Equity of the Company shall not be less than $96,200,000 and (ii) the Company’s ALL shall not be less than $9,700,000, in each case as determined in accordance with GAAP. For purposes of this Section 7.03(d), “Adjusted Stockholders’ Equity” means the consolidated equity of the Company as set forth in the Closing Financial Statements, minus any unrealized gains or plus any unrealized losses (as the case may be) in the Company’s securities portfolio due to mark-to-market adjustments as of the Stockholders’ Equity Measuring Date, and adding the sum of (w) all amounts paid or accrued in connection with any actions taken pursuant to Sections 6.07 and 6.18 to the extent that such actions were not necessary to bring the Company into conformity with GAAP or any applicable Law of any Governmental Authority, (x) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for the Company (“Advisors”) for services rendered solely in connection with the transactions contemplated by this Agreement (collectively, “Professional Fees”) paid by the Company prior to the Effective Time and which do not exceed in the aggregate $2,000,000 (exclusive of reasonable costs incurred or advanced by such Advisors), (y) the aggregate amount paid by the Company, if any, in order to satisfy its obligation to take all action as may be necessary to cancel the Company Stock Options pursuant to Section 6.19 and any costs associated with the termination of employee benefit plans or programs (inclusive of any severance compensation paid or to be paid as provided in Section 6.10 hereof) and (z) the after-tax expense associated with the acceleration of vesting with respect to the outstanding Company Stock Options and the lapsing of restrictions with respect to Company Awards, in each case resulting from the transactions contemplated by this Agreement.

(e)                                  Tax Opinion. Parent shall have received the opinion of Sullivan & Cromwell LLP, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code.

(f)                                    Non-Solicitation Agreements / Offer Letters. Parent shall have received a Non-Solicitation Agreement (Directors) executed and delivered by each of the Directors, and a Non-Solicitation Agreement (Executives) executed and delivered by each of Michael Perdue and Gary Youmans, as contemplated by Section 6.11, each of which shall remain in full force and effect.

(g)                                 [intentionally omitted]

(h)                                 Consents. The Company shall have obtained each of the consents listed in Schedule 5.02(k) of the Company Disclosure Schedule and any consents of the type required to be identified in Schedule 5.02(k) of the Company Disclosure Schedule but were not so identified as of the date of this Agreement. A copy of each such consent shall have been delivered to Parent.

(i)                                     Transaction Expenses. Based upon the final bills or estimates of such final bills provided in accordance with Section 6.26, the Company shall have paid all Professional Fees in full prior to the Effective Time, and Parent shall have received written evidence from the Company to such effect prior to the Effective Time; provided, that Parent shall have been given an opportunity to review all invoices, bills and estimates relating to such Professional Fees; provided, further, that the aggregate amount of such Professional Fees shall be reasonable and shall in no event exceed $2,000,000 (exclusive of reasonable costs incurred or advanced by its

Advisors). In no event, shall Parent be liable for any such Professional Fees or for any amounts payable to the Company’s Advisors.

(j)                                     Directors’ Resignations. Parent shall have received the written resignation of each director of the Company (in such director’s capacity as a director of the Company), effective as of the Effective Time.

(k)                                  Dissenting Shareholders. Holders of not in excess of 5% of the outstanding shares of Parent Common Stock shall have duly exercised their dissenters’ rights under Chapter 13 of the CGCL.

(l)                                     No Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or could reasonably be expected to have a Company Material Adverse Effect.

ARTICLE VIII

TERMINATION

8.01.                        Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the stockholder or shareholder approvals referred to in Section 7.01(a), by the mutual written consent of Parent and the Company by action of their respective boards of directors.

8.02.                        Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the stockholder or shareholder approvals referred to in Section 7.01(a), by action of the board of directors of either Parent or the Company, in the event:

(a)                                  The Merger is not consummated by March 31, 2007, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 8.02(a) or (ii) any of the Stockholders of such party, which action or inaction is in violation of its obligations under this Agreement or, in the case of the Stockholders, his or her obligations under the relevant Stockholder Agreement.

(b)                                 (i) The approval of any Governmental Authority required for consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement shall have been denied by final and nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the invitation, request or suggestion of a Governmental Authority, (ii) the Company stockholder approval referred to in Section 7.01(a) herein is not obtained at the Company Meeting or (iii) the Parent shareholder approval referred to in Section 7.01(a) herein is not obtained at the Parent Meeting.

8.03.                        Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the stockholder or shareholder approvals referred to in Section 7.01(a), by action of the Company Board if:

(a)                                  (i) The Company is not in material breach of any of the terms of this Agreement, (ii) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within five (5) Business Days of receipt of the Company’s written notification of its intention to enter into an Alternative Acquisition Agreement, an offer that the Company Board determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal and (iv) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.05(b). The Company agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until at least the sixth Business Day after it has provided the notice to Parent required thereby, (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification and (z) during such five (5) Business Day period, to negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, if any.

(b)                                 There has been a breach of any representation, warranty, covenant or agreement made by Parent in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 7.02(a) or 7.02(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.

(c)                                  There is a material breach by one or more Stockholders who is or are a shareholder(s) of Parent of any of his or her representations or warranties or any of his or her covenants or obligations contained in his or her Stockholders Agreement, including a breach of the obligation to vote his or her shares of Parent Common Stock in favor of the principal terms of this Agreement, if such breach has resulted in the failure of the principal terms of this Agreement to be approved by the shareholders of Parent and cannot be or has not been cured within thirty (30) days after the giving of written notice thereof to the breaching Stockholder(s).

(d)                                 If (1) there has been a significant decline in the price of Parent Common Stock, measured by the Parent Average Closing Price, (2) such decline is not proportionate relative to the KBW Bank Index (the “Index”), (3) the Company delivers written notice to Parent of its intention to terminate this Agreement within forty-eight (48) hours following the date of such event and (4) Parent does not elect to pursue a Decline Adjustment as set forth below; provided, however, that, if Parent effects a stock dividend, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the date on which the Parent Average Closing Price is determined, the provisions of this Section 8.03(d) shall be appropriately adjusted so that such event does not in and of itself trigger a termination right on behalf of the Company. For purposes hereof, the following terms have the following meanings:

(i)                                     “Initial Index” shall mean 111.48.

(ii)                                  “Final Index” shall mean the average of the closing prices of the Index for the fifteen trading-day Parent Measuring Period.

(iii)                               A “significant decline” shall be deemed to have occurred if the Parent Average Closing Price is less than the product of (i) the Parent Initial Price and (ii) .85, which is referred to as the “Minimum Adjustment Price”.

(iv)                              A decrease is not “proportionate relative to the Index” if the quotient obtained by dividing the Parent Average Closing Price by the Parent Initial Price is less than the quotient obtained by dividing the Final Index by the Initial Index and subtracting 0.15 from the quotient.

Notwithstanding any decrease in the price of Parent Common Stock, as set forth in this Section 8.03(d), the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(d) if Parent elects, no later than the close of business on the second succeeding Business Day after the close of the Parent Measuring Period, to adjust the Exchange Ratio (a “Decline Adjustment”) such that the Exchange Ratio shall equal the number derived by multiplying the Exchange Ratio by the quotient obtained by dividing the Minimum Adjustment Price by the Parent Average Closing Price.

8.04.                        Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the stockholder or shareholder approvals referred to in Section 7.01(a), by action of the Parent Board, in the event that:

(a)                                  There has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 7.03(a) or 7.03(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company.

(b)                                 There is a material breach by one or more Stockholders who is or are a stockholder(s) of the Company of any of his or her representations or warranties or any of his or her covenants or obligations contained in his or her Stockholders Agreement, including a breach of the obligation to vote his or her Shares in favor of the adoption of this Agreement, if such breach has resulted in the failure of this Agreement to be adopted by the stockholders of the Company and cannot be or has not been cured within thirty (30) days after the giving of written notice thereof to the breaching Stockholder(s).

(c)                                  [intentionally omitted]

(d)                                 The Company shall have breached Section 6.06; the Company Board shall have effected a Change of Recommendation; at any time after the end of fifteen (15) Business Days following receipt of an Acquisition Proposal, the Company Board shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so from Parent; or a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend unequivocally against acceptance of such offer.

(e)                                  If (1) there has been a significant increase in the price of Parent Common Stock, as measured by the Parent Average Closing Price, (2) such increase is not proportionate relative to the Index, (3) Parent delivers written notice to the Company of its intention to terminate this Agreement within forty-eight (48) hours following the date of such event and (4) the Company does not elect to pursue an Increase Adjustment as set forth below; provided, however, that, if Parent effects a stock dividend, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the date on which the Parent Average Closing Price is determined, the provisions of this Section 8.04(e) shall be appropriately adjusted so that such event does not in and of itself trigger a termination right on behalf of the Parent. For purposes hereof, the following terms have the following meanings:

(i)                                     A “significant increase” shall be deemed to have occurred if the Parent Average Closing Price is greater than the product of (i) the Parent Initial Price and (ii) 1.15, which is referred to as the “Maximum Adjustment Price”.

(ii)                                  An increase is not “proportionate relative to the Index” if the quotient obtained by dividing the Parent Average Closing Price by the Parent Initial Price is greater than the quotient obtained by dividing the Final Index by the Initial Index and adding 0.15 to the quotient.

Notwithstanding any increase in the price of Parent Common Stock, as set forth in this Section 8.04(e), Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.04(e) if (i) the Company elects, no later than the close of business on the second succeeding Business Day after the close of the Parent Measuring Period, to adjust the Exchange Ratio (an “Increase Adjustment”) such that the Exchange Ratio shall equal the number derived by multiplying the Exchange Ratio by the quotient obtained by dividing the Maximum Adjustment Price by the Parent Average Closing Price or (ii) after the date hereof, Parent publicly announces that it has entered into a definitive agreement with respect to the acquisition of Parent by a third party.

8.05.                        Effect of Termination and Abandonment. (a)  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability or further obligation of any kind on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives), except (i) as provided in Section 9.01 and (ii) that no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

(b)                                 (i) The Company shall pay a termination fee, representing liquidated damages, of $9,100,000 (the “Termination Fee”) to Parent payable by wire transfer of immediately available funds to an account specified by Parent in the event of any of the following:

(1)                                  in the event that (A) an Acquisition Proposal shall have been made to the Company or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company and (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to (x) Section 8.02(a) for failure of the Merger to be consummated by the date specified therein and such failure is the result of the knowing action or inaction of the Company or (y) Section 8.02(b)(ii) and (C) within twelve (12) months of the termination of this Agreement, the Company consummates an Acquisition Proposal;

(2)                                  this Agreement is terminated by the Company pursuant to Section 8.03(a); or

(3)                                  this Agreement is terminated by Parent pursuant to Section 8.04(b) or Section 8.04(d).

(ii)                                  Any Termination Fee required by this Section 8.05(b) shall be paid promptly, but in no event later than two Business Days after the date of termination; provided that with respect to clause (2) above, the Termination Fee shall be paid by the Company prior to termination of this Agreement; and provided further that with respect to clause (1) above, the Termination Fee shall be paid prior to the Company’s entering into an Alternative Acquisition Agreement or consummating, approving or recommending an Acquisition Proposal or within two Business Days following notice from Parent if the Company shall have failed to oppose such Acquisition Proposal.

(iii)                               Notwithstanding any Termination Fee paid to Parent, such Termination Fee shall upon payment thereof be the sole remedy for Parent with respect to any breach of any covenant or agreement giving rise to such payment, subject to Section 8.05(c).

(c)                                  The Company acknowledges that the agreements contained in paragraph (b) above are an integral part of the transactions contemplated by this Agreement, and that without such agreements Parent would not have entered into this Agreement, and that such amounts do not constitute a penalty. If the Company fails to promptly pay Parent any amounts due under paragraph (b) above within the time period specified therein, the Company shall pay all costs and expenses (including attorneys’ fees) incurred by Parent from the date such amounts were required to be paid in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of interest printed in The Wall Street Journal on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS

9.01.                        Survival. This Article IX and the agreements of the Company and Parent contained in Sections 6.09 and 6.15 shall survive the consummation of the Merger. This Article IX, the agreements of the Company and Parent contained in Sections 6.05(e) and 8.05 shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.02.                        Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by both parties or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting, this Agreement may not be amended if it would reduce the aggregate value of the consideration to be received by the Company stockholders in the Merger without any subsequent approval by such stockholders or be in violation of applicable Law.

9.03.                        Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

9.04.                        Governing Law and Venue. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Central District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

9.05.                        Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

9.06.                        Notices. All notices, requests, instructions and other communications to be given hereunder by any party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such party at its address set forth below or such other address as such party may specify by notice to the other party.

If to the Company to:

Community Bancorp Inc.

900 Canterbury Place, Suite 300

Escondido, CA 92025

Attention:   Richard M. Sanborn

Telephone: (760) 432-1100

Facsimile:  (760) 723-8965

With a copy to:

Reitner, Stuart & Moore

1319 Marsh Street

San Luis Obispo, CA 93401

Attention:   John Stuart

Telephone: (805) 545-8590

Facsimile:  (805) 545-8599

If to Parent to:

First Community Bancorp

120 Wilshire Blvd.

Santa Monica, CA 90401

Attention:   Jared M. Wolff

Telephone: (310) 458- 1521

Facsimile:  (310) 451-4555

With a copy to:

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, California 90067

Attention:  Patrick S. Brown

Telephone: (310) 712-6600

Facsimile: (310) 712-8800

9.07.                        Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Company Disclosure Schedule and Parent Disclosure Schedule attached hereto and incorporated herein), the Stockholder Agreements, the Non-Competition Agreements, the Non-Solicitation Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their officers, directors, agents, employees or representatives, with respect to the subject matter hereof. Except for Section 6.09, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08.                        Effect. No provision of this Agreement shall be construed to require the Company or Parent or any Affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable Law (whether statutory or common law), rule or regulation.

9.09.                        Severability. Except to the extent that application of this Section 9.09 would have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or would prevent, materially delay or materially impair the ability of the Company or Parent to consummate the transactions contemplated by this Agreement, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.10.                        Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11.                        Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.12.                        Assignment. This Agreement shall not be assignable by operation of law or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FIRST COMMUNITY BANCORP

By:	/s/ Matthew P. Wagner
	Name:	Matthew P. Wagner
	Title:	President and Chief Executive
Officer

COMMUNITY BANCORP INC.

By:	/s/ Michael J. Perdue
	Name:	Michael J. Perdue
	Title:	President and Chief Executive
Officer